Exhibit 10.38

PROMISSORY NOTE

BORROWER:	High Performance Beverages Co.
	Address:	5137 E. Armor Street
Cave Creek, AZ 85331

LENDER:	GHS Investments, LLC
	Address:	200 Stonehinge Lane, Suite 3
Carle Place, NY 11514

Principal Amount:	$40,000
Interest Rate:	12% per annum
Date of Note:	December 17, 2015
Payment Due Date:	June 17, 2016

This Note is made between the Borrower:

High Performance Beverages Co.
having a mailing address of:	5137 E. Armor Street
Cave Creek, AZ 85331

Borrower is referred to herein as the “Company”,

AND the Lender:

GHS Investments, LLC
having a mailing address of:	200 Stonehinge Lane, Suite 3
Carle Place, NY 11514

referred to as the “Lender”.

If more than one Borrower signs this Note, the word “Company” shall mean the Borrower named above. The word “Lender” or “Lenders” means the original Lender and anyone else who takes this Note by transfer or assignment.

1.	Background. Company made and delivered to Lender a Promissory Note (the “Note”) dated December 17, 2015 for the principal sum of FORTY THOUSAND DOLLARS ($40,000.00).

2.	For value received, the Borrower promises to pay the Lender, or its registered assigns, or shall have paid pursuant to the terms hereunder, the principal sum of FORTY THOUSAND DOLLARS ($40,000) on June 17, 2016 or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. The consideration to the Company for this Note is the Lender's commitment to the Equity Line of Credit.

3.	Borrower’s Promise to Pay Principal. Company promises to pay FORTY THOUSAND DOLLARS ($40,000.00) (called “Principal”) to the order of the Lenders in return for a loan the Company received from the Lender. The Company shall pay interest at a rate of Twelve percent (12%) per annum from the original date of this Note until the Principal and all interest is paid in full.

4.	Payments. Company agrees that all principal and interest, plus any other costs, expenses, or amounts due under this Promissory Note shall be paid in full no later than June 17, 2016. If payment is not made by June 17, 2016, Company shall pay back interest in accordance with Section 2 of this Note. Calculations of interest shall be based upon the actual number of days elapsed over a year deemed to consist of three hundred sixty-five (365) days. Company shall pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

5.	Early Payments. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early portion payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, they will reduce the principal balance due.

6.	Default. This Note will become due and payable immediately, without presentment or notice, if Company fails to make a payment of interest or principal within thirty (30) days of receipt of written notice that the Company is in default of the terms of this Note.

7.	Waivers. Any waiver by either party hereof of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of either party to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by either party must be in writing.

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8.	Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender, but will suffer and permit the execution of every such as though no such law has been enacted.

9.	No Oral Changes. This Note can only be changed by an agreement in writing signed by the Company and the Lender.

10.	Governing Law. This Note shall be construed, interpreted, and enforced under the laws of the State of Nevada. If any legal action is necessary to enforce or collect this Note for nonpayment at maturity, the prevailing party will be entitled to reasonable attorneys' fees in addition to any other relief to which the party may be entitled.

11.	Signatures. Company agrees to the terms of this Note.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

High Performance Beverages Co.

By:	/s/ Toby McBride
Name:	Toby McBride
Title:	CEO

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